Exhibit 99.1

Athira Pharma Announces Appointment of Dr. Michael A. Panzara to its Board of Directors

Industry Veteran Brings More than 20 Years of Experience in CNS Drug Development and Commericalization

BOTHELL, Wash., March 21, 2022 — Athira Pharma, Inc. (NASDAQ: ATHA), a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration, today announced the appointment of Michael A. Panzara, M.D., MPH to its Board of Directors. Dr. Panzara currently serves as Chief Medical Officer, Head of Therapeutics Discovery and Development at Wave Life Sciences (NASDAQ: WVE) and brings over 20 years of biopharmaceutical industry experience developing therapies for neurological disorders, including in leadership roles at Sanofi Genzyme and Biogen.

“Mike is a recognized and experienced leader in the development and commercialization of first-in-class neurology drugs,” said Mark Litton Ph.D., President and Chief Executive Officer of Athira. “His insights as both a physician scientist and as a clinical drug development leader will be invaluable as we advance therapies to improve the lives of those affected by neurological diseases.”

“It is an exciting time to be joining the Board given Athira’s advancing clinical programs and innovative approach to the treatment of neurological disorders including Alzheimer’s disease,” said Dr. Panzara. “I’m pleased to join a very distinguished, experienced board and work alongside a talented senior management team.”

At Wave Life Sciences, Dr. Panzara oversees therapeutics discovery, preclinical and clinical development of Wave’s portfolio of therapeutic candidates. Prior to joining Wave in 2016, Dr. Panzara served as the Head of the Multiple Sclerosis (MS), Neurology and Ophthalmology Therapeutic Area for Global Development at Sanofi Genzyme. During his time there, Dr. Panzara oversaw global regulatory approvals of the MS drugs LEMTRADA (alemtuzumb) and AUBAGIO (teriflunomide), managed the neurological and ophthalmological portfolios across Sanofi which included a diverse pipeline of small molecules and biologics, and led global strategy and execution of development plans for neurology and ophthalmology candidates from preclinical development through regulatory approval.

Prior to joining Genzyme, Dr. Panzara was Vice President and Chief Medical Officer of Neurology for Biogen. During his time there, he served as the global clinical lead for the development of TYSABRI (natalizumab) for MS, overseeing its clinical program and global approvals. He also managed clinical development activities for all late-stage MS products including AVONEX (interferon beta-1a), PLEGRIDY (PEG-interferon beta-1a), and TECFIDERA (oral dimethylfumarate).

Dr. Panzara received his B.A. in Biology from the University of Pennsylvania and medical degree from Stanford University School of Medicine. He trained in neurology at Massachusetts General Hospital, received his post-doctoral training in immunology and rheumatology at Brigham and Women’s Hospital, and received his MPH from the Harvard School of Public Health.

About Athira Pharma, Inc.

Athira Pharma Inc., headquartered in the Seattle area, is a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration. Athira aims to provide rapid cognitive improvement and alter the course of neurological diseases with its novel mechanism of action. Athira is currently advancing its lead therapeutic candidate, fosgonimeton (ATH-1017), a novel small molecule for Alzheimer’s and Parkinson’s disease dementia and Dementia with Lewy bodies. For more information, visit www.athira.com. You can also follow Athira on Facebook, LinkedIn and @athirapharma on Twitter and Instagram.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding fosgonimeton as a potential treatment for Alzheimer’s disease, Parkinson’s disease dementia and Dementia with Lewy bodies, and other dementias; Athira’s platform technology and potential therapies; future development plans; expectations regarding the potential efficacy and commercial potential of Athira’s product candidates; and Athira’s ability to advance its product candidates into later stages of development. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “pursue,” “continue,” and other similar expressions, among others. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the preliminary data for Athira’s fosgonimeton product candidate from the Phase 1 Part A and B trials will not continue or persist in current or planned clinical trials; cessation or delay of any of the ongoing clinical trials and/or Athira’s development of fosgonimeton and other product candidates may occur; the impact of the COVID-19 pandemic on Athira’s business, research and clinical development plans and timelines, and the regulatory process for Athira product candidates; the outcome of legal proceedings which have been or may in the future be instituted against us and certain of our directors and officers; clinical trials may not demonstrate safety and efficacy of any of Athira’s product candidates; Athira’s assumptions regarding the sufficiency of its cash, cash equivalents and investments to fund its planned operations may be incorrect; while P300 latency is a functional measure that is highly correlated with cognition, Athira may not successfully establish a connection between these P300 latency results and improved cognition; as well as the other risks detailed in Athira’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Athira undertakes no obligation to update forward-looking statements. Athira may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the forward-looking statements.

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Investor & Media Contact:

Julie Rathbun

Athira Pharma, Inc.

Julie.rathbun@athira.com

206-769-9219